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                                                      EXHIBIT 99.2


                       AMENDMENT NUMBER 1
                    MIDCON CORP. SAVINGS PLAN


The MidCon Corp. Savings Plan is hereby amended effective January
1, 1997 as follows:

1. Section 4.1 is amended by deleting the wording "equal to 1 percent to 9 percent of his Compensation" in the first sentence thereof and inserting in its place the wording "equal to 1 percent to 10 percent of his Compensation".

2. Section 6.7 is amended by deleting the first sentence thereof in its entirety and inserting in its place the following sentence:

     Any Participant or Inactive Participant who is actively employed by the Company or an Affiliate may withdraw any amount or shares, up to 100 percent of the sum of (i) such Participant's Employee Account, (ii) his Matching Account if the Participant is fully vested in such Account, and (iii) his Rollover Account, if any, to the extent permissible, provided that no withdrawal request may be made during the five-month period beginning with the date the Participant's or Inactive Participant's most recent withdrawal request (pursuant to this section 6.7 or section 6.7 of the
     Occidental   Petroleum   Corporation   Savings   Plan)   was
     processed.





CF-594.DOC